Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TOYO Co., Ltd on Form S-8 of our report dated April 30, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of TOYO Co., Ltd as of December 31, 2023 and 2022, and for the year ended December 31, 2023 and for the period from November 8, 2022 (inception) through December 31, 2022 appearing in the prospectus filed with the Securities and Exchange Commission on December 26, 2024 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1, as amended (File No. 333-283617).

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

January 31, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com